Exhibit 99.1

Tactical Air Defense Services Receives Aircraft Dealers’ Certificate

Carson City, NV- August 7, 2012 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an aerospace/defense services contractor that offers tactical aviation services, aircraft maintenance, and other aerospace/defense services to the United States and Foreign militaries and agencies, is pleased to announce that through its wholly-owned subsidiary, AeroTech Corporation, it has received its aircraft dealers’ certificate from the U.S. Federal Aviation Administration-Department of Transportation.

As part of TADF’s core business strategy of acquiring military aircraft for aerial service contracts that it anticipates receiving, TADF is presented with select opportunities to purchase aircraft at below market value that do not suit our particular needs, but that nonetheless present an attractive value proposition.  In order to capture this revenue stream, TADF has acquired, through its wholly-owned subsidiary, AeroTech, the license to buy and sell aircraft as an FAA certified aircraft dealer.

Alexis C. Korybut, Chief Executive Officer of TADF, stated, “We are pleased to have been granted our aircraft dealers’ certificate through AeroTech, our newly acquired wholly-owned subsidiary.  Although we do not anticipate that aircraft brokerage will become a core business of TADF, we do believe that it can provide additional opportunities to earn revenue ancillary to our core strategy of purchasing military aircraft in order to deliver aerial training services to the U.S. and foreign militaries.”

Make sure you are first to receive timely information on Tactical Air Defense Services when it hits the newswire. Sign up for TADF’s email news alert system today at: http://ir.stockpr.com/tads-usa/email-alerts

Further information about TADF is available on our website: www.tads-usa.com.

Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft

The WSR Group

(772) 219-7525

IR@theWSRgroup.com

www.theWSRgroup.com